EX-FILING FEES

CALCULATION OF FILING FEE TABLES

S-3

MORGAN STANLEY

Submission Type: 424B2

SEC File No. 333-275587

Final Prospectus: True

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $192,500,000.00, representing an increase of $17,500,000.00 from the filing made earlier on September 25,2024. The prospectus is a final prospectus for the related offering.